PROSPECTUS                 Pricing Supplement No. 3377
Dated April 28, 1999       Dated May 25, 1999
PROSPECTUS SUPPLEMENT      Rule 424(b)(3)-Registration Statement
Dated May 3, 1999          No's 333-59707 and 333-76479

              GENERAL ELECTRIC CAPITAL CORPORATION
               GLOBAL MEDIUM-TERM NOTES, SERIES A
                     (Floating Rate Notes)

Trade Date:  May 25, 1999

Settlement Date (Original Issue Date):  May 28, 1999

Maturity Date:  May 26, 2000

Principal Amount (in Specified Currency):  USD372,500,000

Price to Public (Issue Price):  100%

Agent's Discount or Commission:  0%

Net Proceeds to Issuer (in Specified Currency):  USD372,500,000

Interest Rate:
  Interest Calculation:
  X Regular Floating Rate
  _ Inverse Floating Rate
  _ Other Floating Rate

  Interest Rate Basis:  _ CD Rate   _ Commercial Paper Rate
  _ Federal Funds Rate (See "Additional Terms - Interest" below)
  X LIBOR   _ Prime Rate  _ Treasury Rate
  _ Other (See "Additional Terms - Interest" below)

Spread   (Plus   or   Minus): minus 6 basis points
Spread Multiplier:  N/A

Index  Maturity: 3 Months
Index Currency: U.S. Dollar

Maximum Interest Rate:  N/A
Minimum Interest Rate:  N/A

Interest Payment Period:  Quarterly

Interest Payment Dates: August 26, 1999, November 26, 1999,
                        February 28, 2000 and May 26, 2000.

CAPITALIZED  TERMS  USED  IN THIS PRICING  SUPPLEMENT  WHICH  ARE
DEFINED  IN  THE  PROSPECTUS SUPPLEMENT SHALL HAVE  THE  MEANINGS
ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.
                         (Floating Rate Notes)
                              Page 2
                         Pricing Supplement No. 3377
                         Dated May 25, 1999
                         Rule 424(b)(3)-Registration Statement
                         No.'s 333-59707 and 333-76479


Initial  Interest  Rate Per Annum:      To be  Determined  two
London Banking Days prior to the Original Issue Date. "London Banking Day" means any day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in London, England.

Interest  Reset  Periods  and  Dates: Quarterly  on  each Interest
                                      Payment Date.

Interest Determination Dates: Two London Banking Days prior
                              to each Interest Reset Date.

Form of Notes:

 X  DTC registered        _ non-DTC registered

Repayment, Redemption and Acceleration:

  Optional Repayment Date:  N/A
  Annual redemption Percentage Reduction:  N/A
  Initial Redemption Date:  N/A
  Initial Redemption Percentage:  N/A

Original Issue Discount

  Amount of OID:  N/A
  Interest Accrual Date:  N/A
  Yield to Maturity:  N/A
  Initial Accrual Period OID:  N/A

Amortizing Notes:

  Amortization Schedule:  N/A

Dual Currency Notes:

  Face Amount Currency:  N/A
  Optional Payment Currency:  N/A
  Designated Exchange Rate:  N/A


Indexed Notes:

  Currency Base Rate:  N/A
                         (Floating Rate Notes)
                              Page 3
                         Pricing Supplement No. 3377
                         Dated May 25, 1999
                         Rule 424(b)(3)-Registration Statement
                         No.'s 333-59707 and 333-76479

Additional Information:

    The  Calculation  Agent for the Notes will  be  GECC  Capital
Markets Group, Inc.

   General.

   At March 27, 1999 the Company had outstanding indebtedness totalling $167.367 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at March 27, 1999 excluding subordinated notes payable after one year was equal to $166.670 billion.

   Consolidated Ratio of Earning to Fixed Charges.

   The  information contained in the Prospectus under the caption
   "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

           Year Ended December 31,      Three Months Ended
     1994  1995  1996  1997 1998        March 27, 1999
     1.63  1.51  1.53  1.48 1.50            1.53

   For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

Plan of Distribution:


  GECC Capital Markets Group, Inc. is acting as agent in connection with the distribution of the Notes. In such role, the Agent is not authorized to hold securities or funds on behalf of its customers. Therefore, purchasers will clear and settle directly with the issuer of the Notes. The Agent will receive a selling commission equal to 0% of the principal amount of the Notes.